Exhibit 99.2

Letter to Stockholders

May 11, 2023

Dear Harrow Stockholders:

I am pleased to report that the Harrow team delivered record revenues of $26.1 million for the first quarter of 2023. Even more important than this strong sequential topline growth is that we have now entered a new revenue paradigm for Harrow from which we expect revenue growth from our branded pharmaceutical products (“BPPs”) to meaningfully outpace growth from our compounded pharmaceutical products (“CPPs”), with revenue from branded products ultimately driving the lion’s share of our future profitability and topline growth. Simply put, with the addition of a powerful portfolio of branded and reimbursable products “in our bag,” we are now beginning to experience financial leverage from the many years of hard work invested in building our commercial infrastructure, distribution capabilities, and trusted relationships with thousands of U.S. prescribers and institutional customers.

Based on our results to date, we are reaffirming our 2023 guidance of $135 million to $143 million in net revenues and $44 million to $50 million in adjusted EBITDA. Harrow believes that both net revenues and adjusted EBITDA should grow further during 2024 and for at least three to five years thereafter.

This year, we also have made significant progress elevating Harrow into a leading position among top-tier U.S. eyecare pharmaceutical companies, in large part through the following initiatives:

●	The successful launch of IHEEZO™, following the issuances of a permanent J-Code (J2403) and transitional pass-through reimbursement status.

○	IHEEZO was officially launched at the recent American Society of Cataract and Refractive Surgery (“ASCRS”) Annual Meeting in San Diego, where it was well received by leading eyecare professionals in attendance.

●	The closing of the “Fab Five” acquisition of U.S. commercial rights to ILEVRO®, NEVANAC®, MAXIDEX®, VIGAMOX®, and TRIESENCE® (collectively, the “Fab Five Products”).

○	Harrow recently announced the transfer of the new drug applications (“NDAs”) for ILEVRO, NEVANAC, and MAXIDEX, and we expect to transfer the NDAs for VIGAMOX and TRIESENCE later this year.

●	At the close of the first quarter, we announced a new $100 million secured credit facility with Oaktree Capital Management, which was initially used to pay off a secured loan with an affiliate of B. Riley Financial, Inc., and will be further used to support the remaining milestone payment that will be due at the time TRIESENCE becomes commercially available.

●	We recently signed an agreement with a large health insurance carrier, including its national vision care network of patients and providers, to make available several of our chronic care CPPs on a cash-pay basis. See Page 4 for additional color on this big potential win.

Now let’s take a look at the results for the first quarter of 2023.

First Quarter 2023 Financial Highlights and Commentary

Revenues of $26.1 million for the first quarter of 2023 – a return to record revenue growth – represent an 18% increase over the prior-year period revenues of $22.1 million as well as a 28% increase over revenues of $20.3 million in the fourth quarter of 2022.

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As we had previously promised, we achieved these record revenues with no revenues from (a) our non-ophthalmic assets (which we sold in early October 2022) and (b) from sales of, or commissions from, DEXYCU® (as our agreement with EyePoint, the owner of DEXYCU®, terminated at the end of 2022). The first quarter of 2023 did include profit transfers for two months (February and March) from sales of ILEVRO, NEVANAC, MAXIDEX, and VIGAMOX. (There is currently no profit transfer from TRIESENCE because it remains out of stock – more to say about TRIESENCE on page 4).

Core gross margin was 76% in the first quarter of 2023 compared with core gross margin of 75% in the first quarter of 2022.

Selling, general and administrative (SG&A) expenses for the first quarter of 2023 were $15.9 million compared with $13.4 million during the same period last year and a slight increase compared with the $15.2 million reported in the fourth quarter of 2022.

Research and development costs were $734,000 in the first quarter of 2023 compared with $658,000 during the same period last year. As we grow our pharmaceutical presence and footprint with branded products, we expect this line item to grow in 2023.

GAAP operating income was $1.2 million for the first quarter of 2023, compared with a GAAP operating income of $2.1 million during the same period last year.

Adjusted EBITDA was $5.3 million for the first quarter of 2023 compared with Adjusted EBITDA of $4.9 million during the same period last year. Core net loss was ($1.0) million for the first quarter of 2023 compared with core net income of $713,000 for the first quarter of 2022.

Core diluted net loss per share for the first quarter of 2023 was ($0.03) compared with core diluted net income per share of $0.03 during the same period last year.

We had $19.2 million of cash and cash equivalents at the end of the first quarter, and we expect our cash balance to increase going forward. First quarter cash flows used in operations were negatively impacted due to the timing differences from recognition of revenue related to the profit transfer for the Fab Five products and their eventual cash receipts combined with an increase in our inventory levels as we caught up from third and fourth quarter stockouts.

A reconciliation of all non-GAAP financial measures in this letter begins on page 9.

Selected highlights regarding GAAP operating results for the three months ended March 31, 2023 and 2022 are as follows:

	For the Three Months Ended March 31,
	2023	2022
Total revenues	$26,103,000	$22,120,000
Cost of sales	8,271,000	5,963,000
Gross profit	17,832,000	16,157,000
Selling, general and administrative	15,888,000	13,398,000
Research and development	734,000	658,000
Total operating expenses	16,622,000	14,056,000
Income from operations	1,210,000	2,101,000
Total other expense, net	8,141,000	4,539,000
Income tax benefit	288,000	-
Total net loss	$(6,643,000)	$(2,438,000)
Net loss per share of common stock, basic and diluted	$(0.22)	$(0.09)

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In 2022, we began providing additional non-GAAP financial metrics – Core Results, which we define as the after-tax earnings and other operational and financial metrics generated from our principal business.

	For the Three Months Ended March 31,
	2023	2022
Net revenues	$26,103,000	$22,120,000
Gross margin	68%	73%
Core gross margin(1)	76%	75%
Net loss	(6,643,000)	(2,438,000)
Core net (loss) income(1)	(1,042,000)	713,000
Adjusted EBITDA(1)	5,342,000	4,940,000
Basic and diluted net loss per share	(0.22)	(0.09)
Core basic and diluted net (loss) income per share(1):	(0.03)	0.03

(1)	Core gross margin, core net (loss) income, core basic and diluted net (loss) income per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

IHEEZO, ASCRS 2023, and More

IHEEZO

This year’s ASCRS Meeting included the formal launch of IHEEZO. In my experience, the most important factor in the success of an ophthalmic product launch is whether the product performs for the patient, the surgeon, and the surgical staff. If a product doesn’t provide unique and meaningful value for every one of these constituencies, roadblocks to adoption will exist, growth will flag, and once launched, it’s hard to recover.

Here is what we know so far about IHEEZO:

●	All reports from IHEEZO customers to date have described clinical outcomes that mirror those that were reported in the clinical studies that supported IHEEZO’s NDA.

●	Surgeons and ophthalmic anesthesia providers who use IHEEZO are realizing what we learned when we did our market research years ago – that the idiosyncratic use of different anesthetic products, numerous instillation processes during various time intervals, and other related protocols to anesthetize the eye, create practice inefficiencies, and that there is a compelling need for a single agent to reliably anesthetize the eye – to “unify” the ophthalmic anesthetic protocol.

●	Early adopters, and their staff, appreciate the ease of IHEEZO’s use in the clinic and surgical suite – the way it seamlessly fits into their workflow.

●	A single dose of IHEEZO (minimally, three drops) – and IHEEZO alone – has been reported to be sufficient, for example, to provide ocular surface anesthesia for cataract surgeries and intravitreal injections – once again, simplifying their anesthesia protocol and workflow.

●	While I believed IHEEZO would be used primarily for cataract surgery and intravitreal injection anesthesia, several ophthalmologists I spoke to have other potential uses for IHEEZO, including anesthesia for other surgical and in-office interventions (e.g., photorefractive keratectomy (“PRK”), glaucoma surgeries, and laser procedures such as the yttrium aluminum garnet capsulotomy (or “YAG”).

I am sure Harrow stockholders want to know how IHEEZO sales are looking. In fact, we are now recording sales of IHEEZO, and so far, we are confident that we remain on track to meet or exceed current revenue expectations for the year. I want to say more, but we are very early in the launch, and we still have market access work to do to optimize the potential for IHEEZO. Just know that, so far, we appear to be in good shape.

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The Fab Five Products

By transferring the NDAs ahead of schedule for ILEVRO, NEVANAC, and MAXIDEX, we were able to begin marketing and selling efforts for those products at the ASCRS meeting. Customers we met with at ASCRS were pleased to see us support these important products and revitalize them under the Harrow name.

We still have a few additional pieces of the Fab Five transaction puzzle to implement. As an example, we believe the VIGAMOX NDA should transfer sometime this summer, and once this occurs, we will reveal more information about our VIGAMOX strategy – which our commercial team is excited about. We also continue to believe that TRIESENCE should be back in stock through our distributor partners later this year and that soon thereafter, the TRIESENCE NDA will transfer.

My takeaway from customer feedback at ASCRS aligned with our internal market research for all of the Fab Five products, especially TRIESENCE, reinforcing our belief that we purchased the right products, paid the right price, and that the Fab Five products will beautifully complement our ophthalmic pharmaceutical portfolio, expand our customer base, and drive further revenue and profit growth for many years to come.

ImprimisRx (CPPs or Compounded Pharmaceutical Products)

I remain highly enthusiastic about our ImprimisRx CPP business. As many of you know, we have historically seen double-digit year-over-year revenue growth in our ophthalmic CPP business. We expect that growth trend to continue and that ImprimisRx will remain the dominant player in the U.S. ophthalmic CPP business. My enthusiasm is based, in part, on our strong innovation culture, exemplified in the development of CPPs such as the Fortisite™ and our proprietary compounded atropine formulations (available at atropine.com).

Innovative product development alone is insufficient to fuel my enthusiasm. I want to see positive market reception such as what occurred at ASCRS when Dr. Neel Desai presented two case studies citing his success using Fortisite compounded formulations, including the benefit of having fortified antibiotics available in his office for patients in need of this potentially sight-saving treatment. In addition to the potential for delays in filling custom prescriptions from local compounding pharmacies, there is no guarantee that such custom prescriptions will have undergone many or any of the strict battery of analytical chemistry tests that Fortisite formulations do (e.g., color, clarity, potency, sterility, fill size, pH, preservatives, and particulate matter, to name a few). I am making Dr. Desai’s talk available if you are interested because he explains his experience with Fortisite much better than I can. (Full disclosure … Dr. Desai was compensated a bit less than $1,000 for his time giving this talk). We also spoke to a large academic institution that requires patients to be admitted to the hospital for them to have access to the in-patient pharmacy so that fortified antibiotics can be made during normal business hours. Given the practical impact we anecdotally see, and the potential savings to our healthcare system, wouldn’t it be great to develop Fortisite as an FDA-approved product?

Another justification for my enthusiasm for our ImprimisRx CPP business is this:

Given the trend of increasing patient out-of-pocket costs for many medicines, we have been working hard for many years to partner with insurance carriers to make our cash-pay CPPs available to their prescriber networks and patients. Breaking into the insurance market with cash-pay CPPs has been tough for many reasons I won’t expound on, but our drought with major insurance players is now over …

We recently signed a vendor contract with a very large health insurer, which includes one of the nation’s largest vision care networks. Under this agreement, which kicks off on June 1 of this year, ImprimisRx will provide its next-generation preservative-free and boric acid-free compounded atropine formulations (0.01%, 0.025%, and 0.05% concentrations) and its innovative Total Tears ophthalmic formulations, including Klarity-C 0.1% cyclosporine, to members of its vision care network. Our partner’s national vision plan, which covers over nine million U.S. members, includes approximately 36,000 private practice eyecare professionals (“ECPs”), local optical stores, and national retail stores (including well-known national brand names). We are looking forward to building our relationship with this new partner, serving its ECPs and its patients, and making this new agreement a great success for everyone.

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Investments and Royalties

Harrow has non-controlling equity positions in three companies that were founded as Harrow subsidiaries before being deconsolidated into independent and separately managed companies.

Our largest interest is in Melt Pharmaceuticals, with Harrow owning 46% of its equity interests, a $13.5 million principal amount secured note receivable, and a 5% royalty interest in its lead drug candidate, MELT-300. Following the December 2022 release of robust results and topline data from Melt’s Phase 2 efficacy and safety study of MELT-300, Melt scheduled a meeting with the FDA for May 16 to discuss the Phase 3 pathway for MELT-300. Because of Harrow’s conservative approach to positioning itself in the Melt capital structure, Harrow should be able to capitalize on the value of Melt Pharmaceuticals regardless of the outcome of this meeting.

We continue to remain excited about being a large shareholder of both Eton Pharmaceuticals and Surface Ophthalmics. We are big believers in the missions and potential of these companies and can’t wait to hear more about their achievements in 2023 as they continue to execute their strategic initiatives.

Fulfilling our Mission

In my last Letter to Stockholders, I explained how your support of Harrow also supports our corporate mission of helping patients manage the preservation of their sight by providing access to innovative and affordable medicine and services.

I wanted to give you a quick update as we recently received e-mails from two separate physicians about mission trips to Guatemala. One group had historically made their mission trip annually and had just made their first trip after a nearly four-year COVID hiatus. Combined, the two teams were able to provide care to over 1,500 patients and provide cataract and other ophthalmic surgeries to nearly 100 patients. It was very heart-warming to learn how our donations to these mission trips helped these beautiful souls, especially a 10-year-old girl who had surgery on a tumor on one of her eyes that had prevented her from being able to completely close the eye for several years. Although it was not medically feasible to completely remove the tumor, these heroic ophthalmologists were able to flatten it and allow her to “once again close that eye.” These are the types of blessed wonders that Harrow, and you (through your stockholdings), make possible. I am confident you are as honored to participate in these mission trips as we are!

Senior Executive Equity Compensation

The success of Harrow is dependent on the “above-and-beyond” efforts of many folks, including Andrew Boll, Dennis Saadeh, and John Saharek. Andrew and I have worked together for over 15 years, and he was with me at Harrow from Day 1, when our office comprised a grand total of 250 or so square feet. Dennis, whom I began to work with in the Fall of 2014, is responsible for building nearly all of our compounded formulations. His brilliant pharmaceutical design creativity has been a backbone to help build our business. John has been at the tip of the Harrow commercial spear, driving every single dollar of revenue we have produced from April 1, 2014 (the day we began to generate revenue) to the present. These men are exceptional, and I am grateful to have them as partners.

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Traditionally, Compensation Committees of public company Boards of Directors provide senior executives with equity compensation, on an annual basis, that vests over time, in the form of stock options or restricted stock units (RSUs) – as a retention tool. For many years, we received stock options and, occasionally, RSUs with these time-based vesting criteria. A few years ago, I approached the Harrow Board of Directors and said that Andrew, Dennis, John, and I wanted to forego future annual grants of both stock options and RSUs (which are essentially shares of stock), and instead we wanted to totally align ourselves with our stockholders. In order to accomplish this, I proposed that we receive an escalating number of shares of Harrow stock that would only vest if the price of our stock rose meaningfully and maintained that certain level for a reasonable period of time (i.e., we didn’t want the stock to spike up, cause a vesting, and thus a windfall). Additionally, under the policy, we had to maintain our employment with Harrow for at least two years in order to receive any shares that vested. This meant that Harrow stock achieving the lowest target level would cause the vesting of a fraction of the number of shares that would vest had the stock achieved the highest target level. The bottom line is that when our stockholders “won,” – we would win. And the more our fellow stockholders won, the more we would win – in other words, management and shareholder alignment.

Our Board of Directors liked this idea, and after working with our compensation consultant, this program was formally started in the summer of 2021, when our stock price was around $7 to $8 per share. The initial Harrow stock price targets were a 50% increase, a 100% increase, a 150% increase, and, lastly, a 175% increase. Recently, we achieved the 175% price target ($21.45 price target), which will cause all of the shares in this program to vest. We are set to receive these shares this summer on the two-year anniversary of the program.

Based on the success of this program, earlier this year, we again requested that our Board adopt a new similar program, consisting of Harrow stock price targets of $25 per share, $35 per share, $45 per share, and $50 per share. This is all described in more detail in our SEC filings, but I wanted to call attention to this “eat what you kill” structure because, while it will have a non-cash impact to our operating expenses, I believe (1) it provides a great incentive for the team to create long-term and sustainable stockholder value, and (2) all Harrow stockholders should know that we as a management team are focused on value-creating initiatives that have the potential to create significantly more shareholder value than what is currently reflected in the market value of Harrow.

Transparency and Credibility

As many of you know, I am a big fan of Warren Buffett and Charlie Munger, and the Harrow Stockholder Letters are 100% inspired by Mr. Buffett’s Annual Letter to Shareholders. (As an aside, I had planned to make the pilgrimage to Omaha to participate in the so-called “Woodstock for Capitalists.” However, my loyalty is always to Harrow, and ASCRS was the same weekend as the Berkshire Annual Meeting – so I decided to work the booth at ASCRS, talk to customers, and sing the praises of the wonderful products we make, sell, and distribute. As for the Berkshire Annual Meeting – I hope to be there next year).

I wrote our first Letter to Stockholders for the third quarter of 2019 – and I’ve made the investment in writing these letters every quarter since because I believe they’re a valuable tool that allows me to discuss with stockholders our strategic plan, our goals, our successes, and of course, our failures. They also allow you to hold me and the rest of the Harrow team accountable for the long-term value we are charged with and incentivized to create. In these letters, I do my best to offer transparency, knowing that credibility is crucial to a long-term relationship between Harrow and its stockholders. The value of increasing one’s credibility to stockholders is exponential – on the positive side as it grows, but in turn, it’s incredibly hard to regain credibility and can be increasingly exponentially negative as it is lost.

In the spirit of transparency and preserving and hopefully growing this management team’s credibility with our fellow stockholders, after my signature line below, I am providing an index linked to all previous Letters to Stockholders.

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Closing

Reflecting on how we got to where we are today, I am proud that Harrow has what Steve Jobs once called a “cohesive vision.” We built our business from the bottom up, based on the needs and desired experiences of our customers. We have always been commercially focused, and only until we had confidence that we truly understood the market needs for ophthalmic pharmaceuticals, did we go about building and developing our product portfolio and taking it to the market.

Getting to where we are today has not been a linear process, and as I have stated many times before, it has certainly been painful at times, as we failed repeatedly and over many years. But as Ray Dalio once said, “Pain + Reflection = Progress,” and our progress is abundantly reflected in this Stockholder Letter. For many years to come, I believe the process we underwent to get to this place, especially the pain, will serve us well and be further reflected in the ongoing growth of Harrow into a leading U.S. ophthalmic pharmaceutical company.

Lastly, even though we are proud of where we are today, we are just beginning to realize our potential. I believe we are well on our way to achieving the core objective of our most recent Five-Year Plan (“FYP”), which is to develop Harrow into one of the largest (if not the largest) pure-play U.S. ophthalmic pharmaceutical companies. I believe this can happen by maximizing the potential of our current product portfolio and by remaining on the hunt for new accretive and strategic deals that fit well with our dedicated and 100% focus on the U.S. ophthalmic pharmaceuticals market. Onward and upward.

I look forward to updating you on our accomplishments and progress in my next Letter to Stockholders in August of 2023.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2022	2021	2020	2019
4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2022	2Q 2021	2Q 2020
1Q 2022	1Q 2021	1Q 2020

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income(loss), and core diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

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Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment income (loss), net, loss on extinguishment of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three months ended March 31, 2023 and 2022:

	For the Three Months Ended March 31,
	2023	2022
GAAP net loss	$(6,643,000)	$(2,438,000)
Stock-based compensation and expenses	1,633,000	2,016,000
Interest expense, net	4,747,000	1,792,000
Income tax benefit	(288,000)	-
Depreciation	292,000	419,000
Amortization of intangible assets	2,207,000	404,000
Investment (income) loss, net	(2,042,000)	2,747,000
Other expense, net	5,436,000 (1)	-
Adjusted EBITDA	$5,342,000	$4,940,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

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Core Results

Harrow Core Results, including core gross margin, core net income (loss), core operating income (loss), core basic and diluted income (loss) per share, and core operating margin, exclude all amortization and impairment charges of intangible assets, excluding software development costs, net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), preferred stock dividends, and gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, a non-GAAP measure, to the most comparable GAAP measure for the three months ended March 31, 2023 and 2022:

For the Three Months Ended March 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$17,832,000	$2,045,000	$-	$-	$19,877,000
Gross margin	68%				76%
Operating income	1,210,000	2,207,000	-	-	3,417,000
Loss before taxes	(6,931,000)	2,207,000	(2,042,000)	5,436,000	(1,330,000)
Tax benefit	288,000	-	-	-	288,000
Net loss	(6,643,000)	2,207,000	(2,042,000)	5,436,000	(1,042,000)
Basic and diluted loss per share ($)(1):	(0.22)				(0.03)
Weighted average number of shares of common stock outstanding:
Basic	30,289,730				30,289,730

For the Three Months Ended March 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Other Items	Core Results
Gross profit	$16,157,000	$341,000	$-	$-	$16,498,000
Gross margin	73%				75%
Operating income	2,101,000	404,000	-	-	2,505,000
(Loss) income before taxes	(2,438,000)	404,000	2,747,000	-	713,000
Taxes	-	-	-	-	-
Net (loss) income	(2,438,000)	404,000	2,747,000	-	713,000
Basic (loss) earnings per share ($)(1)	(0.09)				0.03
Diluted (loss) earnings per share ($)(1)	(0.09)				0.03
Weighted average number of shares of common stock outstanding:
Basic	27,226,819				27,226,819
Diluted	27,226,819				28,317,740

(1)	Core basic and diluted (loss) earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted (loss) earnings per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

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Investment Portfolio

(includes Non-GAAP Values)

	At March 31, 2023
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$7,630,700
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	16,501,000	(3)
Estimated Total Value		$57,381,700

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2023.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2023.
(3)	Represents the principal balance owed under the loan agreement, including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carrying value related to Harrow’s share of Melt equity losses.

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